As Filed With the Securities and Exchange Commission on March 26, 2026

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXPION360 INC.

(Exact name of registrant as specified in its charter)

Nevada	81-2701049
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2025 SW Deerhound Ave.

Redmond, OR 97756

(Address of principal executive offices and zip code)

Expion360 Inc. 2021 Incentive Award Plan

Expion360 Inc. 2021 Employee Stock Purchase Plan

(Full title of the plans)

Corporation Service Company

112 North Curry Street

Carson City, NV 89703

(775) 684-5708

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Ryan C. Wilkins, Esq.

Stradling Yocca Carlson & Rauth LLP

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Expion360 Inc., a Nevada corporation (the “Registrant”), to register shares of its common stock, par value $0.001 per share (the “Common Stock”), as follows:

•	an additional 489,086 shares of Common Stock reserved for issuance under the Expion360 Inc. 2021 Incentive Award Plan (the “2021 Plan”) pursuant to the evergreen provision set forth in the 2021 Plan reflecting the automatic annual increase effective as of January 1, 2026; and

•	an additional 3,401 shares of Common Stock reserved for issuance under 2021 Plan pursuant to the evergreen provision set forth in the 2021 Plan reflecting the automatic annual increase effective as of January 1, 2023, which were previously reserved for issuance under the 2021 Plan, but were not previously registered on Form S-8.

On October 8, 2024, the Registrant effected a 1-for-100 reverse stock split (the “Reverse Stock Split”) of its issued and outstanding Common Stock. All references to share numbers in this Registration Statement, and the accompanying exhibits, have been adjusted to reflect the impact of the Reverse Stock Split.

Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 26, 2022 (File No. 333-268016), April 1, 2024 (File No. 333-278441), April 3, 2025 (File No. 333-286354), and August 7, 2025 (File No. 333-289358).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2021 Plan and the 2021 ESPP, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are hereby incorporated by reference herein, and shall be deemed to be a part of, this Registration Statement:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 17, 2026, including the Description of Capital Stock set forth in Exhibit 4.4 attached thereto, as well as any amendments to such exhibit filed for the purpose of updating such description;
•	the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on June 17, 2025; and
•	the Registrant’s Current Report on Form 8-K filed with the Commission on January 30, 2026.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report, or other document, or any portion thereof, that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subsection (1) of Section 78.7502 of the Nevada General Corporation Law (the “NGCL”) empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person (i) exercised their powers in good faith under NGCL 78.138, or (ii) acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (2) of Section 78.7502 of the NGCL empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) above, against expenses (including attorneys’ fees and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person (i) exercised their powers in good faith under NGCL 78.138, or (ii) acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless, and only to the extent that, the court in which such action or suit was brought determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

Subsection (3) of Section 78.7502 of the NGCL provides that any discretionary indemnification pursuant to Section 78.7502 of the NGCL may be made by the corporation only as authorized in each specific case upon the determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances.

The Registrant’s Articles of Incorporation, as amended (the “Articles”), permits the Registrant to indemnify its directors and officers in the same manner as prescribed by the laws of the State of Nevada against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him or her in connection with such action, suit or proceeding related to their services as officers or directors. In addition, the Articles provide that the Registrant must pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Registrant. Such right of indemnification shall not be exclusive of any other right which such officers or directors may have. Further, the Articles provide that the Registrant’s board of directors may cause it to purchase and maintain insurance on behalf of any person who is or was a director or officer. The indemnification provided in the Articles shall continue as to a person who has ceased to be an officer or director, and shall inure to the benefit of the heirs, executors and administrators of any such person

The Registrant’s Amended and Restated Bylaws provide that each officer or director who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (defined as any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative), by reason of the fact that he or she is or was a director or officer of the Registrant or a director or officer or an affiliate of a predecessor corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or is or was serving in any capacity at the request of the Registrant as a director, officer employee, agent, partner, member, manager or fiduciary or, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise (an “Indemnitee”) shall be indemnified and held harmless by the Registrant to the fullest extent permitted by Nevada law, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to Nevada Revised Statutes Section 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to Nevada Revised Statutes Section 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, or that, with respect to any criminal proceeding he or she had reasonable cause to believe that his or her conduct was unlawful. The Registrant shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Registrant or for any amounts paid in settlement to the Registrant, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding the foregoing, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Registrant), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

The employment agreements the Registrant has entered into with certain of its officers provide that the Registrant will indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to the Registrant, and cover these individuals under the Registrant’s directors' and officers' liability insurance on the same basis as it covers its other officers and directors.

In addition, the Registrant has entered into indemnification agreements with each of its directors and officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index hereto and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in Exhibit 107 (Filing Fee Table) to the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Redmond, Oregon, on March 26, 2026

EXPION360 INC.

By:	/s/ Joseph Hammer
Joseph Hammer
Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Joseph Hammer and Shawna Bowin, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph Hammer	Chief Executive Officer and Chairman of the Board of Directors	March 26, 2026
Joseph Hammer	(Principal Executive Officer)

/s/ Shawna Bowin	Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2026
Shawna Bowin

/s/ Scott Burell	Director	March 26, 2026
Scott Burell

/s/ George Lefevre	Director	March 26, 2026
George Lefevre

/s/ Tien Q. Nguyen	Director	March 26, 2026
Tien Q. Nguyen

/s/ Brian Schaffner	Director	March 26, 2026
Brian Schaffner

/s/ Steven M. Shum	Director	March 26, 2026
Steven M. Shum

EXHIBIT INDEX

Exhibit Number	Description	Registrant’s Form	Filing Date	Exhibit Number
3.1†	Articles of Incorporation of Expion360 Inc.	S-1	3/31/2022	3.1
3.2†	Certificate of Amendment of the Articles of Incorporation of Expion360, Inc.	8-K	10/7/2024	3.1
3.3†	Amended and Restated Bylaws of Expion360 Inc.	8-K	8/27/2024	3.1
5.1*	Opinion of Stradling Yocca Carlson & Rauth LLP
10.1†	Expion360 Inc. 2021 Incentive Award Plan	S-1	3/31/2022	10.2
10.2†	Amendment to Expion360 Inc. 2021 Incentive Award Plan	10-K	3/28/2024	10.3
10.3†	Second Amendment to Expion360 Inc. 2021 Incentive Award Plan	DEF 14A	6/17/2025	Appendix A
10.4†	Expion360 Inc. 2021 Employee Stock Purchase Plan	10-K	3/28/2024	10.3
10.5†	Amendment to Expion360 Inc. 2021 Employee Stock Purchase Plan	DEF 14A	6/17/2025	Appendix B
10.6†	Form of Restricted Stock Unit Agreement	S-8	4/3/2025	10.3
10.7†	Form of Stock Option Agreement	S-8	8/7/2025	10.7
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Stradling Yocca Carlson & Rauth LLP (included in Exhibit 5.1 hereto)
24.1*	Power of Attorney (included on signature page hereto)
107*	Filing Fee Table

†	Filed as an exhibit to the referenced form and incorporated by reference herein.
*	Filed herewith.